UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES


                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                       Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                               Statement                     Number of Reporting          or Trading Symbol
                                                                             Person, if an entity
Khanna, Sudhir                                 November 20, 1999             (voluntary)                  Annex Business Resouces,
(Last)  (First)   (Middle)                                                                                Inc., No Ticker or Trading
808-73 Widdicombe Hill Blvd.                                                 Not Applicable               Symbol as company is not
(Street)                                                                                                  quoted yet
Erobicoke, ON      M9R 4B3
(City)    (State)   (Zip)
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
    to Issuer (Check all applicable)           Date of Original              Joint/Group Filing
                                                                             (Check Applicable Line)

[X] Director            [_] 10% Owner         Not Applicable                [X] Form filed by One
                                                                                Reporting Person

[X] Officer             [_] Other                                           [ ] Form filed by more
(give title below)      (specify below)                                         than One Reporting Person
Vice-Pesident,
Information Technology
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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
    (Instr. 4)                                 Beneficially Owned            Direct(D) or Inderect(I)     Beneficial Ownership
                                               (Instr. 4)                    (Instr. 5)                   (Instr. 5)
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
Common Shares                                        525,000                          D                           N/A
------------------------------------------ ----------------------------- ---------------------------- ----------------------------


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
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        TABLE II - DERIVATIVE SECURITIES  BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------- ------------------------------- ------------------------------- ---------------- ----------------- ---------------

1.  Title of      2.  Date Exercisable and        3. Title and Amount of          4.  Conversion   5.  Ownership     6.  Nature of
    Derivative        Expiration Date                Securities Underlying            or Exercise      Form of           Indirect
    Security                                         Derivative Security (Instr.4)    Price of         Derivative        Beneficial
    (Instr.4)                                                                         Derivative       Securities        Ownership
                      Date         Expiration        Title        Amount or           Security         Direct(D) or      (Instr.5)
                      Exercisable  Date                           Number of                            Indirect(1)
                                                                  Shares                               (Instr. 5)

----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
N/A
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
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Explanation of Responses:



/s/ Sudhir Khanna                                             January 18, 2000
-----------------                                             -----------------
Sudhir Khanna                                                 Date

**Signature of Reporting Person


**       Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note:    File three copies of this Form, one of which must be manually signed.
         If space is insufficient, See Instruction 6 for procedure.